Exhibit 99.2

Clover Leaf Capital Corp. Announces Closing of $138.3 Million Initial Public Offering, Including Partial Exercise of Underwriters’ Over-Allotment Option

Miami, FL., July 22, 2021 (GLOBE NEWSWIRE) -- Clover Leaf Capital Corp. (Nasdaq: CLOEU) (“Clover Leaf” or the “Company”) today announced the closing of its initial public offering of 13,831,230 units at a price of $10.00 per unit, including 1,331,230 units sold pursuant to the partial exercise of the underwriters’ over-allotment option, at an offering price of $10.00 per unit.  The units commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “CLOEU” on July 20, 2021. Each unit consisted of one share of Class A common stock and one right to receive one-eighth (1/8) of one share of Class A common stock upon the consummation of the Company’s initial business combination.  Once the securities comprising the units begin separate trading, the shares of Class A common stock and rights are expected to be traded on the Nasdaq under the symbols “CLOE” and “CLOER,” respectively.

Maxim Group LLC acted as sole book-running manager for the offering.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on July 19, 2021. The offering has been made only by means of a prospectus, copies of which may be obtained by contacting Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York 10022.  Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Clover Leaf Capital Corp.

Clover Leaf Capital Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While it may pursue an initial business combination target in any business, industry or geographical location, it intends to focus its search on target businesses in the cannabis industry that are compliant with all applicable laws and regulations within the jurisdictions in which they are located or operate.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the Company’s initial public offering (“IPO”) and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Clover Leaf Capital Corp.
1450 Brickell Avenue, Suite 2520
Miami, FL 33131
www.cloverlcc.com
info@cloverlcc.com